Exhibit 99.2(k)(4)

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                                                                           Winner of TOPS Award
[GRAPHIC OMITTED] The Altman Group                               Highest-Rated Soliciation Firm
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PROXY SOLICIATION o CORPORATE GOVERNANCE o SECURITY HOLDER IDENTIFICATION o BANKRUPTCY SERVICES
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January 4, 2007

Korea Equity Fund, Inc.
C/O Nomura Asset Management
Two World Financial Center
Building B, 22nd Floor
New York, NY   10281-1712
Attn: Rita Chopra-Brathwaite
         Treasurer


Dear Rita:

This will serve as the agreement between The Altman Group, Inc. ("The Altman Group") and Korea Equity Fund, Inc. (the "Client"), pursuant to which The Altman Group will serve the Client as Information Agent for its Client's Rights Offering which is expected to commence on or about January 19, 2007 (the "Offer").


As Information Agent, The Altman Group will handle the following:

     1. Provide strategic counsel to the Client and its advisors on the execution of the steps to best ensure the success of the Offer.

     2. Develop a timeline, detailing the logistics and suggested communications methods.

     3. Coordinate the ordering and receipt of the Depository Trust Company participant list(s) and non-objecting beneficial owner (NOBO) list(s).

     4. Contact the reorganization departments at all banks and brokerage firms to determine the number of holders and quantity of materials needed.

     5. Coordinate the printing of sufficient documents for the eligible universe of holders (if requested to do so).

     6. Complete the mailing of needed Offer material to any registered holders.

     7. Distribute the Offer material to banks and brokers, and follow up to ensure the correct processing of such by each firm.

     8. Distribute the documents directly to the decision maker at each major institutional holder, if any, to avoid the delay associated with the material being filtered through the holders' custodian bank or brokerage firm.

     9. Establish a dedicated toll-free number to answer questions, provide assistance and fulfill requests for Offer materials.

     10. If requested, conduct an outbound phone campaign to targeted universe of holders to confirm receipt and understanding of the Offer materials.

     11. Maintain contact with the bank and broker reorganization departments for ongoing monitoring of the response to the Offer.

     12. Provide feedback to the Client and its advisors as to the response to the Offer.

     13. Establish ongoing coordination with the depositary to verify expected tenders.

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The Altman Group, Inc.  o  1200 Wall Street West, 3rd Fl., Lyndhurst, NJ  07071   o   Tel: 201.806.7300 o   Fax: 201.460.0050
                        o  www.altmangroup.com
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[GRAPHIC OMITTED] The Altman Group


Fees
----

     1) The Altman Group agrees to complete the work described above for a fee of $6,000 plus $2,500 for any extensions of more than five business days.


     2) In addition, reasonable out-of-pocket expenses shall be reimbursed by the Client, and will include such charges as search notification, postage, mailing services, messengers and overnight couriers, other expenses incurred by The Altman Group in obtaining or converting depository participant, ISS reports, 13F data, transmissions from ADP, shareholder and/or Non-Objecting Beneficial Owners (NOBO's) listings; and reasonable and customary charges for supplies, in-house photocopying, and facsimile usage, and other similar activities.

     3) If applicable, outgoing calls or received calls for record or beneficial owners including, Non-Objecting Beneficial Owners (NOBO's), will be charged at a fee of $5.00 per successful contact. A charge of $0.95 per call will be charged for each unsuccessful attempt to contact a shareholder. If a telephone vote is received, an additional $4.50 will be charged per telephone vote obtained. In addition, directory assistance will be charged at a rate of $0.60 per each look-up.

     4) A toll free number will be provided to Korea Equity Fund, Inc. for any holder needing assistance in filling out the letter of transmittal. The set-up fee is $600 and then $4.50 per incoming call. An additional $110.00 per hour will be invoiced for additional data processing time.

     5) An invoice for the agreed base fee of $6,000 is attached and The Altman Group requires that the signed contract and this retainer be received by our office prior to the distribution of material. Out-of-pocket expenses, fees for completed phone calls, set-up and other fees relating to the toll free number, and charges for telephone look-ups will be invoiced to the Client after the completion of the project.

     6) Banks, brokers and proxy intermediaries will be directed to send their invoices directly to the Client for payment. The Altman Group will, if requested, assist in reviewing and approving any or all of these invoices.

     7) Copies of supplier invoices and other back-up material in support of The Altman Group's out-of-pocket expenses will be available for review at the offices of The Altman Group upon reasonable notice and during normal business hours. Upon the Client's written request, The Altman Group will provide copies to the Client.

     8) The Altman Group reserves the right to receive advance payment for any individual out-of-pocket charge anticipated to exceed $500 before incurring such expense. We will advise you by e-mail or fax of any such request for an out-of-pocket advance.


                                       2
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[GRAPHIC OMITTED] The Altman Group


Confidentiality
---------------

The Altman Group acknowledges its responsibility, both during and after the term of this agreement, to preserve the confidentiality of any proprietary or confidential information or data developed by The Altman Group on the Client's behalf or disclosed by the Client to The Altman Group ("Client Information"). The Altman Group shall use best efforts to safeguard and maintain the confidentiality of such Customer Information and to limit access to and usage of such Customer Information to those employees, officers, agents and representatives of The Altman Group who have a need to know the information or as necessary to provide the services under this Agreement.


Indemnification
---------------

The Client agrees to indemnify and hold The Altman Group harmless against any loss, damage, expense (including, without limitation, reasonable legal and other related out-of-pocket fees and expenses), liability or claim arising out of The Altman Group's fulfillment of this Agreement (except for any loss, damage, expense, liability or claim resulting out of The Altman Group's own negligence, bad faith, or, willful misconduct). The Altman Group shall be responsible for and shall indemnify and hold the Client harmless from and against any and all losses, damages, costs charges, counsel fees, payments, expenses, and liability arising out of, or, attributable to The Altman Group's negligence, bad faith, or, willful misconduct. The Client shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. In addition, at its election, the Client may assume the defense of any such action, proceeding, suit or claim. The Altman Group hereby agrees to advise the Client of any such liability or claim promptly after receipt of the notice thereof; provided however, that The Altman Group's right to indemnification hereunder shall not be limited by its failure to promptly advise the Client of any such liability or claim, except to the extent that the Client is prejudiced by such failure. The Altman Group agrees not to settle any claim or litigation in connection with any claim or liability with respect to which The Altman Group may seek indemnification from the Client without the prior consent of the Client. The indemnification contained in this paragraph will survive the term of the Agreement.


Termination
-----------

The Altman Group's appointment under this Agreement shall be effective as of the date of this letter and will continue thereafter until the termination or completion of the assignment, or until such date as The Altman Group may complete the duties requested by the Client or its counsel. The Client will be responsible for paying all reasonable, out-of-pocket expenses incurred on behalf of the Client by The Altman Group during the course of the assignment including reasonable out-of-pocket expenses processed after the completion of the assignment. To the extent the Offer does not occur, The Altman Group will return to the client the Base Fee less any reasonable out-of-pocket expenses incurred by The Altman Group hereunder through the date of the termination hereof.



                                       3
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[GRAPHIC OMITTED] The Altman Group

Governing Law
-------------

This Agreement will be governed and construed in accordance with the laws of the State of New York for contracts made and to be performed entirely in New York, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto, except that The Altman Group may neither assign its rights nor delegate its duties without the Client's prior written consent.


If you are in agreement with the above, kindly sign a copy of this agreement in the space provided for that purpose below and return to The Altman Group along with the retainer of which an invoice is attached.



                                            Sincerely,

                                            THE ALTMAN GROUP, INC.



                                            _____________________________
                                            Charlotte Brown
                                            Executive Managing Director


Agreed to and accepted as of the date set forth below:

Korea Equity Fund, Inc.


By;      _____________________________________________
                   Print Authorized Name & Title


         _____________________________________________
                          Authorized Signature



         _____________________________________________
                             Date



                                       4
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                                                                           Winner of TOPS Award
[GRAPHIC OMITTED] The Altman Group                               Highest-Rated Soliciation Firm
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PROXY SOLICIATION o CORPORATE GOVERNANCE o SECURITY HOLDER IDENTIFICATION o BANKRUPTCY SERVICES


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                                         RETAINER INVOICE FOR INFORMATION AGENT SERVICES



                                                               ---------------------------- ---------------------------------------
                                                                                     Date:  1-4-07
                                                               ---------------------------- ---------------------------------------
                                                                           Invoice Number:  07- 2488
                                                               ---------------------------- ---------------------------------------
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         ----------- --------------------------------------------------------------------------------------------------------------
         TO:                  Korea Equity Fund, Inc.
                              C/O Nomura Asset Management
                              Two World Financial Center
                              Building B, 22nd Floor
                              New York,  NY   10281-1712
                              Attn: Rita Chopra-Brathwaite
                                       Treasurer
         ----------- --------------------------------------------------------------------------------------------------------------

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         Retainer for Information Agent Services, an invoice for all out of pocket expenses will be sent after the expiration date.

         --------------------------------------------------------------------------------------------------- ----------------------
         Amount due prior to the mailing of the proxy material:                                                       $6,000
         --------------------------------------------------------------------------------------------------- ----------------------
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Please make all checks payable to The Altman Group, Inc. and mail to:
                           The Altman Group
                           1200 Wall Street West, 3rd Floor
                           Lyndhurst, NJ  07071

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==============================================================================================================
If you choose to wire the money, our bank information is:

                                                Citibank, N.A.
                                               460 Park Avenue
                                              New York, NY 10022
                                        Account Name: The Altman Group
                                Account Number: 45114853 ABA Number: 021000089
                              For International use our SWIFT code is: CITIUS33
==============================================================================================================
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     O    The Altman Group, Inc. Tax ID # is 13-3813455



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
The Altman Group, Inc.  o  1200 Wall Street West, 3rd Fl., Lyndhurst, NJ  07071   o   Tel: 201.806.7300 o   Fax: 201.460.0050
                        o  www.altmangroup.com
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